Exhibit 99.2

Report of Independent Registered Public Accounting Firm

To the Stockholders of CityBase, Inc. and Subsidiary

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of CityBase, Inc. and subsidiary (the “Company”), as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in temporary equity and stockholders’ deficit and cash flows for the years ended December 31, 2018 and 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years ended December 31, 2018 and 2017, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2018.

Whippany, New Jersey

March 18, 2019

CITYBASE INC. AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,	December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$3,917,496	$762,776
Accounts receivable	1,082,844	804,564
Prepaid expenses and other current assets	158,800	96,189
Total current assets	5,159,140	1,663,529
Property and equipment, net	526,267	648,803
Intangible assets, net	377,750	477,887
Goodwill	122,933	122,933
Loan receivable from related party	176,909	151,134
Other assets	851,601	464,180
Total assets	$7,214,600	$3,528,466

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$966,256	$325,918
Accrued expenses and other current liabilities	2,013,502	1,017,470
Contract liabilities	1,463,520	1,014,983
Current portion of capital lease obligations	138,531	134,479
Warrant liability	86,739	16,863
Current portion of debt	-	366,667
Total current liabilities	4,668,548	2,876,380
Contract liabilities, non current	2,759,675	3,297,601
Capital lease obligations, non current	267,862	382,277
Debt, non current	-	600,979
Total liabilities	7,696,085	7,157,237
Commitments and contingencies
Temporary equity
Series A preferred stock, $0.00001 value, 66,337 and 70,000 shares authorized; 66,337 shares issued and outstanding as of December 31, 2018 and 2017, respectively. $815,269 liquidation preference at December 31, 2018.	4,845,242	4,522,844
Series B preferred stock, $0.00001, 108,736 and 111,000 shares authorized; 108,379 shares issued and outstanding as of December 31, 2018 and 2017, respectively. $1,696,227 liquidation preference at December 31, 2018.	10,648,366	9,920,061
Series C preferred stock, $0.00001, 70,000 and 0 shares authorized; 66,829 and 0 shares issued and outstanding as of December 31, 2018 and 2017, respectively. $370,526 liquidation preference at December 31, 2018.	15,874,254	-
Total temporary equity	31,367,862	14,442,905
Stockholders’ deficit
Common stock $0.00001 par value, 400,000 and 290,550 shares authorized; 82,202 and 73,499 shares outstanding at December 31, 2018 and 2017, respectively	1	1
Additional paid in capital	1,755,549	828,484
Accumulated deficit	(33,604,897)	(18,900,161)
Total stockholders’ deficit	(31,849,347)	(18,071,676)
Total liabilities, temporary equity and stockholders’ deficit	$7,214,600	$3,528,466

The accompanying notes are an integral part of these consolidated financial statements.

CITYBASE INC. AND SUBSIDIARY

Consolidated Statements of Operations

	Year ended December 31,
	2018	2017
Revenues
Subscription and support	$6,355,126	$3,195,784
Sale of kiosks	416,649	1,090,500
Total revenues	6,771,775	4,286,284
Cost of revenues
Subscription and support	4,778,405	2,496,088
Sale of kiosks	402,947	885,401
Total cost of revenues	5,181,352	3,381,489
Gross profit	1,590,423	904,795
Operating expenses
Sales and marketing	1,390,822	1,018,332
Research and development	5,075,552	3,482,164
General and administrative	6,576,089	3,750,572
Total operating expenses	13,042,463	8,251,068
Loss from operations	(11,452,040)	(7,346,273)
Other income (expenses)
Interest income	2,054	1,218
Interest expense	(452,759)	(35,905)
Sublease loss	-	(71,203)
Change in fair value of notes payable	(1,386,503)	-
Change in fair value of put option	98,808	-
Change in fair value of warrant liability	(69,876)	63
Loss on extinguishment of debt	(23,191)	-
Other income (expenses), net	(1,831,467)	(105,827)
Net loss	(13,283,507)	(7,452,100)
Cumulative preferred stock dividends	(1,421,229)	(1,020,900)
Net loss applicable to common stockholders	$(14,704,736)	$(8,473,000)
Basic and diluted loss per share attributable to common stockholders:	$(189.25)	$(118.50)
Basic and diluted weighted average shares used to compute earnings per share:	77,699	71,502

The accompanying notes are an integral part of these consolidated financial statements.

CITYBASE INC. AND SUBSIDIARY

Consolidated Statements of Changes in Temporary Equity and Stockholders’ Deficit

	Series A		Series B		Series C		Total
	Preferred Stock		Preferred Stock		Preferred Stock		Temporary
	Shares	Amount	Shares	Amount	Shares	Amount	Equity
Balance as of January 1, 2017	66,337	$4,200,446	80,655	$6,905,513	-	$-	$11,105,959
Issuance of Series B preferred stock for cash, net of offering cost	-	-	27,724	2,316,046	-	-	2,316,046
Cumulative dividend on preferred stock	-	322,398	-	698,502	-	-	1,020,900
Balance as of December 31, 2017	66,337	4,522,844	108,379	9,920,061	-	-	14,442,905
Conversion of notes payable for Series C	-	-	-	-	22,807	5,543,775	5,543,775
Issuance of Series C preferred stock for cash, net of offering cost	-	-	-	-	44,022	9,959,953	9,959,953
Cumulative dividend on preferred stock	-	322,398	-	728,305	-	370,526	1,421,229
Balance as of December 31, 2018	66,337	$4,845,242	108,379	$10,648,366	66,829	$15,874,254	$31,367,862

The accompanying notes are an integral part of these consolidated financial statements.

CITYBASE INC. AND SUBSIDIARY

Consolidated Statements of Changes in Temporary Equity and Stockholders’ Deficit (continued)

	Common Stock		Additional	Accumulated	Total Stockholders’
	Shares	Amount	Paid-in Capital	Deficit	Deficit
Balance as of January 1, 2017	66,270	$1	$481,385	$(10,427,161)	$(9,945,775)
Stock options exercised for cash	284	-	2,298	-	2,298
Stock-based compensation	-	-	65,839	-	65,839
Issuance of restricted stock	5,865	-	102,052	-	102,052
Restricted stock forfeitures	(7,050)	-	-	-	-
Cumulative dividend on preferred stock	-	-	-	(1,020,900)	(1,020,900)
Issuance of common stock in connection with acquisition	8,130	-	176,910	-	176,910
Net loss	-	-	-	(7,452,100)	(7,452,100)
Balance as of December 31, 2017	73,499	1	828,484	(18,900,161)	(18,071,676)
Exercise of warrants for common stock	6,500		453,960	-	453,960
Stock options exercised for cash	2,620	-	21,196	-	21,196
Stock-based compensation	-	-	406,292	-	406,292
Issuance of restricted stock	1,750	-	45,617	-	45,617
Restricted stock forfeitures	(2,167)	-	-	-	-
Cumulative dividend on preferred stock	-	-	-	(1,421,229)	(1,421,229)
Net loss	-	-	-	(13,283,507)	(13,283,507)
Balance as of December 31, 2018	82,202	$1	$1,755,549	$(33,604,897)	$(31,849,347)

The accompanying notes are an integral part of these consolidated financial statements.

CITYBASE INC. AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Year ended December 31,
	2018	2017
Cash flows from operating activities
Net loss	$(13,283,507)	$(7,452,100)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	461,170	371,859
Stock-based compensation expense	451,909	167,891
Change in fair market value of warrant liability	69,876	(63)
Change in fair value of notes payable converted to Series C	1,386,503	-
Interest expense from notes payable converted to Series C	159,510	-
Change in fair value of put options	(98,808)	-
Loss on extinguishment of debt	23,191	-
Loss on sale of property and equipment	2,006	-
Changes in operating assets and liabilities:
Accounts receivable	(278,280)	(117,763)
Prepaid expenses and other current assets	363,105	(59,249)
Other assets	(378,019)	(325,644)
Accounts payable	640,338	(159,017)
Accrued expenses and other current liabilities	1,294,118	225,837
Contract Liabilities	(89,390)	4,247,133
Accrued interest expense	59	-
Accrued interest income	(774)	(1,134)
Net cash used in operating activities	(9,276,993)	(3,102,250)
Cash flows from investing activities
Purchases of property and equipment	(227,750)	(173,108)
Sale of property and equipment	15,000	-
Cash acquired in DOBT acquisition	-	110,932
Purchase of loan receivable from related party	(25,000)	(150,000)
Net cash used in investing activities	(237,750)	(212,176)
Cash flows from financing activities
Proceeds from issuance of credit facility	-	1,000,000
Issuance cost for credit facility	(18,804)	(37,242)
Repayments of credit facility	(1,000,000)	-
Proceeds from issuance of subordinated debt and common stock warrants	2,000,000	-
Issuance cost for subordinated debt	(4,831)	-
Repayment of subordinated debt	(2,000,000)	-
Proceeds from issuance of convertible debt	4,000,000	-
Proceeds from issuance of Series B preferred stock, net of offering cost	-	2,316,046
Proceeds from issuance of Series C preferred stock, net of offering cost	9,959,953	-
Proceeds from exercise of stock options and warrants	21,261	2,298
Deferred cash payments made for DOBT acquisition	(150,000)	-
Repayments of capital lease obligations	(138,116)	(92,894)
Net cash provided by financing activities	12,669,463	3,188,208
Net increase (decrease) in cash and cash equivalents	3,154,720	(126,218)
Cash and cash equivalents, beginning of the year	762,776	888,994
Cash and cash equivalents, end of the year	$3,917,496	$762,776

Supplemental disclosure of cash flow information:
Cash paid during the year for interest expense	$333,778	$135,181

Supplemental disclosure of non-cash investing and financing activities:
Contingent consideration of acquisition	$-	$568,228
Issuance of common stock in connection with acquisition	$-	$176,910
Conversion of debt to Series C preferred stock	$4,000,000	$-
Cumulative preferred stock dividend	$1,421,229	$1,020,900
Field equipment financed through capital leases	$27,752	$367,242

The accompanying notes are an integral part of these consolidated financial statements.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

1.	Organization and Business Operations

CityBase, Inc. and its wholly-owned subsidiary, Department of Better Technology, Inc. (collectively the “Company”) is based in Chicago, Illinois. The Company offers an enterprise payment, data analytics, and communication platform for local governments and utilities.

2.	Basis of Presentation

The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Principles of Consolidation

The accompanying consolidated financial statements include the Company’s accounts. All intercompany balances and transactions have been eliminated in consolidation.

Segments

Management has determined that the Company has one operating segment. The Company’s chief executive officer, who is the Company’s chief operating decision maker, reviews financial information on a consolidated and aggregate basis, together with certain operating metrics principally to make decisions about how to allocate resources and to measure the Company’s performance.

3.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

On an ongoing basis, management evaluates its estimates, primarily those related to determining revenue recognition, the recoverability of goodwill and long-lived assets, useful lives associated with long-lived assets, the valuation and assumptions underlying stock-based compensation, the valuation of warrant and put option liabilities, and the valuation allowance of deferred tax assets resulting from operating losses. These estimates are based on historical data and experience, as well as various other factors that management believes to be reasonable under the circumstances. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company defines cash and cash equivalents as on demand bank deposits and highly liquid, short-term investments with a maturity date at acquisition of three months or less.

Accounts Receivable

The Company grants credit to customers, most of which are customers located throughout the United States. The Company evaluates each customer’s credit worthiness on a case-by-case basis. Accounts receivable are subject to collection risk. The Company does not accrue interest on past due accounts receivable. Gross accounts receivable are reduced for this risk by an allowance for doubtful accounts. This allowance reflects management’s best estimate of probable losses inherent in the accounts receivable balance resulting from the inability of customers to make required payments. It is an estimate and is regularly evaluated for adequacy by taking into consideration a combination of factors such as past collection experience, credit quality of the customer, age of the receivable balance and other currently available evidence. These factors are reviewed to determine whether an allowance for doubtful accounts should be recorded to reduce the receivable balance to the amount believed to be collectible. No allowance for doubtful accounts was considered necessary as of December 31, 2018 and 2017.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Concentration of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist of cash and cash equivalents and accounts receivable.

The Company’s cash balances consist principally of cash deposits maintained at banks, which at times, may exceed federally insured limits. Depository accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. The Company has not experienced any losses in such accounts and does not believe it is exposed to any significant credit risk.

Four of the Company’s customers accounted for approximately 72% of total revenues for the year ended December 31, 2018. These customers accounted for approximately 79% of the total accounts receivable as of December 31, 2018. No other customer accounted for greater than 10% of total revenues or maintained a balance due of greater than 10% of accounts receivable.

Three of the Company’s customers accounted for approximately 79% of total revenues for the year ended December 31, 2017. These customers accounted for approximately 60% of total accounts receivable as of December 31, 2017.

Property and Equipment

Property and equipment are recorded at cost. Significant additions or improvements extending asset lives are capitalized. Normal maintenance and repair costs are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation and amortization are removed from the accounts and any resulting gains or losses are included in operations. Depreciation or amortization are recorded using the straight-line methods over the following estimated useful lives:

Years
Kiosks and field equipment	3
Furniture and fixtures	3
Leasehold improvements	Lesser of useful life or life of the lease

Software Development Costs

U.S. GAAP requires the capitalization of qualifying computer software costs, which are incurred during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. To date, the Company has determined that the application development stage of internal-use software is reached shortly before the products are released. Costs incurred after establishment of the application development stage have not been material, and therefore, the Company has expensed all internal-use software development costs as incurred.

Intangible Assets

Intangible assets consist of technology and trade names with an estimated useful life of 5 and 10 years, respectively. Intangible assets are recorded at their acquisition cost less accumulated amortization and impairment. Definite lived intangible assets are amortized over their estimated useful life using the straight-line method, which is determined by identifying the period over which the cash flows from the asset are expected to be generated.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Goodwill

Goodwill represents the excess of the purchase price of acquired businesses over the estimated fair value of the identifiable net assets acquired. Goodwill is not amortized but is tested for impairment at least annually at the reporting unit level or more frequently if events or changes in circumstances indicate that the asset might be impaired. The goodwill impairment test is applied by performing a qualitative assessment before calculating the fair value of the reporting unit. If, on the basis of qualitative factors, it is considered not more likely than not that the fair value of the reporting unit is less than the carrying amount, further testing of goodwill for impairment would not be required. Otherwise, goodwill impairment is tested using a two-step approach.

The first step involves comparing the fair value of a company’s reporting unit to its carrying amount. If the fair value of the reporting unit is determined to be greater than its carrying amount, there is no impairment. If the reporting unit’s carrying amount is determined to be greater than the fair value, the second step must be completed to measure the amount of impairment, if any. The second step involves calculating the implied fair value of goodwill by deducting the fair value of all tangible and intangible assets, excluding goodwill, of the reporting unit from the fair value of the reporting unit as determined in step one. The implied fair value of the goodwill in this step is compared to the carrying value of goodwill. If the implied fair value of the goodwill is less than the carrying value of the goodwill, an impairment loss equivalent to the difference is recorded.

Impairment of Long-Lived Assets

The Company reviews long-lived assets, including property and equipment, intangibles, and goodwill for impairment whenever events or changes in business circumstances indicate that the carrying amount of an asset may not be fully recoverable. An impairment loss would be recognized when the estimated future cash flows from the use of the asset are less than the carrying amount of that asset. The Company experienced no such losses for the years ended December 31, 2018 and 2017.

Fair Value of Financial Instruments

ASC 820, Fair Value Measurements (“ASC 820”) require entities to disclose the fair value of financial instruments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. ASC 820 describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value, which are the following:

Level 1:	Quoted prices in active markets for identical or similar assets and liabilities.

Level 2:	Quoted prices for identical or similar assets and liabilities in markets that are not active or observable inputs other than quoted prices in active markets for identical or similar assets or liabilities.

Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

As of December 31, 2018 and 2017, the Company’s short-term financial instruments consist of the following: cash and cash equivalents, accounts receivable and accounts payable. The carrying values of these short-term financial instruments approximate their estimated fair values based on the instruments’ short-term nature.

The capital lease obligations and long-term debt are estimated based on current rates for similar instruments with the same remaining maturities. In determining the current interest rates for similar instruments the Company takes into account its creditworthiness. The Company believes that the carrying value of its capital lease obligations and long-term debt approximate their estimated fair values.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency.

The Company reviews the terms of convertible debt and equity instruments it issues to determine whether there are derivative instruments, including an embedded conversion option that is required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where a host instrument contains more than one embedded derivative instrument, including a conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. Also, in connection with the sale of convertible debt and equity instruments, the Company may issue freestanding warrants that may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity.

Derivative instruments are initially recorded at fair value and, if classified as a liability, are revalued at each reporting date with changes in the fair value reported as non-operating income or expense. When the convertible debt or equity instruments contain embedded derivative instruments that are to be bifurcated and accounted for as liabilities, the total proceeds allocated to the convertible host instruments are first allocated to the fair value of all the bifurcated derivative instruments. The remaining proceeds, if any, are then allocated to the convertible instruments themselves, usually resulting in those instruments being recorded at a discount from their face value.

The discount from the face value of the convertible debt, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to interest expense, using the effective interest method.

Debt Issuance Costs

Costs incurred to issue non-revolving debt instruments are recognized as a reduction to the related debt balance in the accompanying consolidated balance sheets and amortized to interest expense over the contractual term of the related debt using the effective interest method. Costs incurred to issue revolving debt instruments are deferred as an asset in the accompanying consolidated balance sheets and amortized on a straight-line basis to interest expense over the term of the revolving commitment.

Revenue Recognition

The Company derives revenues primarily from three sources: 1) subscription revenues, 2) usage fees and 3) sale of kiosks. The Company adopted the Financial Accounting Standards Board’s (“FASB”) new revenue standard, Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), on January 1, 2017 using the full retrospective approach. The adoption of this standard did not have a material impact on prior revenue recognition or on opening equity, as the timing and measurement of revenue recognition for the Company is materially the same under ASC 606 as it was under the prior relevant guidance.

With the adoption of Topic 606, revenue is recognized upon transfer of control of promised products and services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. If the consideration promised in a contract includes a variable amount, the Company includes an estimate of the amount it expects to receive for the total transaction price if it is probable that a significant reversal of cumulative revenue recognized will not occur.

The Company determines the amount of revenue to be recognized through application of the following steps:

•	Identification of the contract, or contracts with a customer;
•	Identification of the performance obligations in the contract;
•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when or as the Company satisfies the performance obligations.

For contracts where the period between when the Company transfers a promised service to the customer and when the customer pays is one year or less, the Company has elected the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The Company has made a policy election to exclude from the measurement of the transaction price all taxes assessed by a government authority that are both imposed on and concurrent with a specific revenue producing transaction and collected by the Company from a customer. Such taxes may include but are not limited to sales, use, value added and certain excise taxes.

Disaggregation of Revenue

Subscription Revenue

The Company provides software hosting services that provide customers with access to software and related support and updates during the term of the arrangement. Additionally, the Company provides subscription website services that provide customers website support services. Further, the Company charges a rental fee for kiosks owned by the Company when the kiosk has been received by the client and is fully operational and ready to accept transactions. Subscription revenues are recognized ratably over the contract terms beginning on the effective date of each contract, as the customer simultaneously receives and consumes the benefits of the subscription service as the service is made available by the Company. Subscription revenues were $3,417,023 and $2,268,577 for the years ended December 31, 2018 and 2017, respectively.

Usage Fees

The Company’s contracts have variable consideration in the form of usage fees, which are constrained and included in the transaction price in the period in which the usage occurs and the fee is known. Usage fees are included under subscription and support in the consolidated statements of operations. Usage fees were $2,938,103 and $927,207 for the years ended December 31, 2018 and 2017, respectively.

Sale of Kiosks

Revenues from the sale of kiosks are recognized when the kiosk has been received by the client and is fully operational and ready to accept transactions, which is when the customer obtains control and has the risks and rewards of the kiosk. Revenues from sale of kiosks were $416,649 and $1,090,500 for the years ended December 31, 2018 and 2017, respectively.

Contracts with Multiple Performance Obligations

The Company enters into contracts with customers that include promises to transfer software licenses, kiosks, payment processing services, and software support and maintenance. Determining whether products and services are distinct performance obligations that should be accounted for separately or combined as one unit of accounting may require significant judgment. For bundled packages, the Company accounts for individual services separately if they are distinct. A distinct service is separately identifiable from other items in the bundled package if a customer can benefit from it on its own or with other resources that are readily available to the customer. The consideration (including any discounts) is allocated between separate services in a bundle based on their stand-alone selling prices. The stand-alone selling prices are determined based on the prices at which the Company separately sells the services. For items that are not sold separately, the Company estimates stand-alone selling prices using the adjusted market assessment approach.

Contract Liabilities

Contract liabilities primarily consist of amounts that have been billed to or received from customers in advance of revenue recognition and prepayments received from customers in advance for subscription services to the Company’s SaaS offerings and related implementation and training. The Company recognizes contract liabilities as revenues when the services are performed and the corresponding revenue recognition criteria are met. The Company receives payments both upfront and over time as services are performed. Customer prepayments are generally applied against invoices issued to customers when services are performed and billed. Contract liabilities that are expected to be recognized as revenues during the succeeding twelve-month period are recorded in current liabilities as deferred revenue, and the remaining portion is recorded in long-term liabilities as deferred revenues, non current. Revenue of approximately $1,015,000 and $28,000 was recognized during the years ended December 31, 2018 and 2017, respectively, that was included in the contract liabilities balances at the beginning of the respective periods.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Transaction Price Allocated to the Remaining Performance Obligations

The Company enters into service agreements with cancellable terms after a certain period without penalty. Unsatisfied obligations reflect only the obligation during the initial term. The Company applies the practical expedient in paragraph 606-10-50-14 and does not disclose information about remaining performance obligations that have original expected durations of one year or less.

Cost of Revenues

Cost of revenues primarily consists of costs related to software hosting costs, kiosk related expenses, including purchases of kiosks, maintenance, depreciation and leasing costs, salaries and benefits of client services personnel, third-party service costs, and licensing costs incurred pertaining to the Company’s services to customers.

Sales and Marketing

Sales and marketing expenses consist primarily of compensation and employee benefits, sales commissions, marketing events, advertising costs, travel, and trade shows and conferences. Advertising costs are expensed as incurred. The Company did not incur any advertising expenses during the years ended December 31, 2018 and 2017.

Research and Development

Research and development expenses are comprised primarily of salaries and benefits associated with the Company’s engineering and product personnel. Research and development expenses also include third-party contractors. Research and development costs are expensed as incurred.

General and Administrative

General and administrative expenses consist primarily of personnel costs associated with the Company’s executive, finance, legal, human resources, compliance, and other administrative personnel, as well as accounting and legal professional services fees.

Other Income (Expenses)

Other income (expenses) include interest income earned from two related party notes, interest expense from the Company’s debt, gain (loss) from change in fair market value of warrants and gain from the expiration of a put option associated with a business acquisition.

Income Taxes

Deferred income taxes are determined by applying currently enacted tax laws and rates to the expected reversal of the cumulative temporary differences between the carrying value of assets and liabilities for financial statement and income tax purposes. The principal items that result in temporary differences are differences between the financial statement basis and income tax basis of prepaid expenses, property and equipment, stock-based compensation, deferred revenue and certain accrued liabilities.

The Company has net operating loss carryforwards available to reduce future taxable income. Future tax benefits associated with net operating loss carryforwards are recognized to the extent that realization of these benefits is considered more likely than not. This determination is based on the expectation that related operations will be sufficiently profitable or various tax, business, and other planning strategies will enable the Company to utilize the net operating loss carryforwards. In making this determination, the Company considers all available positive and negative evidence. To the extent that available evidence raises doubt about the realization of a deferred income tax asset, a valuation allowance is provided for.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The Tax Cuts and Jobs Act of 2017 (the “TCJA”) was enacted on December 22, 2017. The TCJA reduces the United States federal corporate tax rate from the maximum of 35% to a flat rate of 21%. The Company is still analyzing certain aspects of the TCJA and refining its calculations.

The Company is subject to the accounting standard for uncertainty in income taxes. The tax effects from an uncertain tax position can be recognized in the consolidated financial statements, only if the position is more likely than not to be sustained on audit, based on the technical merits of the position. The Company recognizes the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the more likely than not threshold, the amount recognized in the consolidated financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized, upon ultimate settlement with the relevant tax authority. When applicable, interest and penalties on uncertain tax positions are calculated based on the guidance from the relevant tax authority and included in income tax expense.

The Company did not have any uncertain tax positions as of December 31, 2018 and 2017.

Stock-Based Compensation

The Company accounts for stock-based compensation awards granted to employees and directors based on the awards’ estimated grant date fair value. The Company estimates the fair value of its stock options using the Black-Scholes option-pricing model. The resulting fair value, is recognized on a straight-line basis over the period during which an employee is required to provide service in exchange for the award, usually the vesting period, which is generally four years. The Company recognizes the fair value of stock options, which contain performance conditions based upon the probability of the performance conditions being met, net of estimated forfeitures, using the graded vesting method. As of January 1, 2017, the Company no longer uses a forfeiture rate to recognize compensation expense as a result of the adoption of ASU No. 2016-09, Improvements to Employee Share-Based Payment Accounting.

The Company values stock options using the Black-Scholes option-pricing model, which requires the input of subjective assumptions, including the risk-free interest rate, expected life, expected stock price volatility and dividend yield. The risk-free interest rate assumption is based upon observed interest rates for constant maturity U.S. Treasury securities consistent with the expected term of the Company’s employee stock options. The expected life represents the period of time the stock options are expected to be outstanding and is based on the simplified method. Under the simplified method, the expected life of an option is presumed to be the mid-point between the vesting date and end of the contractual term. The Company used the simplified method due to the lack of sufficient historical exercise data to provide a reasonable basis upon which to otherwise estimate the expected life of the stock options. Due to the Company’s limited history, expected volatility is based on historical volatilities of comparable companies over the estimated expected life of the stock options. The Company assumed no dividend yield because it does not expect to pay dividends on its common stock in the near future, which is consistent with the Company’s history of not paying dividends on its common stock.

Net Loss Per Share

Basic loss per share includes only the weighted average common shares outstanding, without consideration of potentially dilutive securities. Diluted loss per share includes the weighted average common shares outstanding and any potentially dilutive common stock equivalent shares in the calculation.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Recently Adopted Accounting Pronouncements

Compensation-Stock Compensation

In March 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting. Under ASU No. 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU No. 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU No. 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU No. 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU No. 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under current U.S. GAAP, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The Company adopted ASU No. 2016-09 on January 1, 2017 and its adoption did not have a material impact on the Company’s consolidated financial position and results of operations.

Statement of Cash Flows

In August 2016, the FASB issued Accounting Standards Update (“ASU”) No. 2016-15, Statement of Cash Flows (Topic 230). This amendment provides guidance on the presentation and classification of specific cash flow items to improve consistency within the statement of cash flows. The Company adopted ASU No. 2016-15 on January 1, 2017 and its adoption did not have a material impact on the Company’s consolidated cash flows.

Revenue from Contracts with Customers

In May 2014, the FASB issued ASC 606 to provide guidance related to revenue from contracts with customers. Under this guidance, revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration that is expected to be received for those goods or services. In addition, the standard requires disclosure of the nature, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The Company adopted ASC 606 effective January 1, 2017 using the full retrospective method to restate each prior reporting period presented. The adoption of ASC 606 did not have a material impact on the Company’s recognition of subscription, support and professional services for access to the Company’s SaaS platform, or on opening equity, as the timing and measurement of revenue recognition is materially the same for the Company as under prior guidance. The Company has presented additional quantitative and qualitative disclosures regarding identified performance obligations (see above). The Company has also identified and implemented changes to its business processes and internal controls relating to implementation of the new standard.

Improvements to Nonemployee Share-Based Payment Accounting

In June 2018, the FASB issued ASU 2018-07 Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted, but no earlier than an entity’s adoption date of Topic 606. The Company adopted the new standard on January 1, 2017, using the modified retrospective approach. The adoption of ASU 2018-07 did not have a material impact on the Company’s consolidated financial statements and related disclosures.

Recent Accounting Pronouncements

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes. ASU No. 2015-17 requires deferred tax assets and liabilities to be classified as noncurrent in a classified balance sheet. ASU No. 2015-17 is effective for annual periods beginning after December 15, 2017, and interim periods within fiscal years beginning after December 15, 2018. Early adoption is permitted. The Company is currently assessing the effect that ASU No. 2016-02 will have on its consolidated results of operations, financial position and cash flows.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). ASU No. 2016-02 requires lessees to recognize the assets and liabilities that arise from leases on the balance sheet. A lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. ASU 2016-02 is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2018 and is to be applied at the beginning of the earliest period presented using a modified retrospective approach for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. Based on the Company’s leases in place on January 1, 2019 and considering the practical expedients available to adopt to the new leases standard at the beginning of the period of adoption without restating the comparative periods, the Company expects that adoption of the new standard will not have a material effect on its consolidated statements of operations, will result in a gross-up on its consolidated balance sheets of approximately $1.5 million relating to office lease and will have no effect on its consolidated statements of cash flows.

4.	Net Loss per Share Applicable to Common Stockholders

Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted loss per common share is computed similar to basic loss per common share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue common stock were exercised or converted into common stock.

	For the year ended	For the year ended
	December 31, 2018	December 31, 2017
Net loss applicable to common stockholders	$(14,704,736)	$(8,473,000)

Net loss per share, basic and diluted	$(189.25)	$(118.50)

Weighted average common shares outstanding, basic and diluted	77,699	71,502

For all periods presented, all common stock equivalents are excluded from the computation of diluted loss per share, as the result would be anti-dilutive. Common stock equivalents (measured at the end of each fiscal period) are not included in the calculations of diluted loss per share because to do so would have been anti-dilutive, include the following:

	For the year ended	For the year ended
	December 31, 2018	December 31, 2017
Series A preferred stock	66,337	66,337
Series B preferred stock	108,379	108,379
Series C preferred stock	66,829	-
Common stock options	40,602	32,920
Series B warrants	357	357
Potentially dilutive securities	282,504	207,993

5.	Business Acquisition

On August 16, 2017, CityBase, Inc. acquired 100% of the equity interests and 100% of the voting interests in The Department of Better Technology, Inc. (“DOBT”) in exchange for common stock, exercisable options in CityBase, Inc, and deferred cash payments to be made in 2018. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition based upon the negotiated values determined by the independent parties. Goodwill represents the amount of consideration in excess of the fair value of identified tangible and intangible assets and liabilities at the date of acquisition. The business unit and technology were acquired to compliment and expand the Company’s existing customer base. The Company may finalize any fair value adjustments during the remeasurement period. The recognized goodwill is not deductible for tax purposes. Acquisition transaction costs were expensed as general and administrative expenses in the consolidated statements of operations.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Fair value of 1,000 Series B put options	$98,808
Deferred cash payments at present value	292,510
Fair value of common stock	176,910
Total consideration	$568,228

Acquisition transaction costs	$42,888

Assets assumed at fair value
Cash	$110,932
Accounts and other receivables	50,491
Other assets	3,422
Trade names	29,504
Technology	485,933
Total assets acquired at fair value	680,282

Liabilities assumed at fair value
Accounts and other payables	133,473
Deferred revenues	34,726
Payments to former shareholders	66,788
Total liabilities assumed at fair value	234,987

Net assets acquired at fair value	445,295
Total consideration	568,228
Goodwill	$122,933

6.	Goodwill and Intangibles

Intangible assets consists of:

	December 31, 2018	December 31, 2017
Cost:
Technology	$485,934	$485,933
Trade name	29,505	29,505
Intangible assets, net	$515,439	$515,438

Accumulated amortization for intangible assets consists of:

	December 31, 2018	December 31, 2017
Accumulated amortization:
Technology	$133,632	$36,445
Trade name	4,057	1,106
Total accumulated amortization	$137,689	$37,551

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Intangible assets, net of accumulated amortization, consist of:

	December 31, 2018	December 31, 2017
Intangible assets, net
Technology	$352,302	$449,488
Trade name	25,448	28,399
Total intangible assets, net	$377,750	$477,887

Intangible assets amortization expenses were $100,137 and $37,551 for the years ended December 31, 2018 and 2017, respectively.

Estimated aggregate amortization expenses for each of the five succeeding years ending December 31, 2018 is as follows:

Amortization
Expense
2019	$100,137
2020	100,137
2021	100,137
2022	63,692
2023	2,951
Thereafter	10,696
Total	$377,750

In the years ended December 31, 2018 and 2017, no goodwill impairment was recognized.

7.	Property and Equipment

Property and equipment consisted of the following as of December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017
Kiosks and field equipment	$1,446,573	$1,222,097
Furniture and fixtures	25,983	15,515
Leasehold improvements	7,553	4,000
Total	1,480,109	1,241,612

Less - accumulated depreciation	953,842	592,809

Property and equipment, net	$526,267	$648,803

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Depreciation expense on property and equipment was $361,033 and $334,308 for the years ended December 31, 2018 and 2017, respectively.

8.	Related Party Activities

During May 2017, the Company advanced funds in the amount of $150,000 to an officer under the terms of a promissory note agreement (“the Note”). The officer shall pay the entire unpaid principal and interest in full on May 4, 2020, or upon renewal of the Note. During May 2018, the Company advanced additional funds in the amount of $25,000 to the same officer under the terms of a promissory note agreement (“the Second Note”). The officer shall pay the entire unpaid principal and interest in full on May 10, 2021, or upon renewal of the Second Note.

The unpaid principal balance for the Note and the Second Note bears interest at an annual rate equal to the Applicable Federal Rate, which is acknowledged to be 1.15% as of December 31, 2018. Accrued interest for the Note and the Second Note of $1,909 and $1,134 as of December 31, 2018 and 2017, respectively, was included with the outstanding principal balance. The Note, the Second Note and aforementioned guarantee are collateralized by shares of the Company’s common stock held by the officer.

Annual principal payments required under the terms of the Note and Second Note agreements for the succeeding years ending December 31, 2018 are estimated to be as follows:

Principal Payments
2019	$-
2020	150,000
2021	25,000
Total	$175,000

9.	Debt

Debt consists of the following as of:

	December 31, 2018	December 31, 2017

Credit Facility
Principal balance outstanding	$-	$1,000,000
Unamortized debt discount	-	(32,354)
Net carrying value	-	967,646

Carrying Value of Debt	$-	$967,646

Current portion of long-term debt	$-	$366,667
Long-term debt	$-	$600,979

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Credit Facility

On August 29, 2017, the Company entered into a loan and security agreement (the “Credit Facility”) with a bank. The Credit Facility provided the Company with i) term loan advances not to exceed $1,000,000 which may be funded upon the Company’s request until February 28, 2018 in increments not less than $250,000 (the “Term Loan”) and ii) revolving loans and advances not to exceed $1,000,000 which may be funded upon the Company’s request from the closing date of the Credit Facility and prior to August 29, 2018 (the “Revolver”) to be used by the Company to finance working capital and general corporate needs. Obligations under the Term Loan mature on August 29, 2020 and amounts repaid may not be re-borrowed. Obligations under the Revolver mature on August 29, 2019. The Company paid a non-refundable closing fee of $10,000 to the bank at closing of the Credit Facility. The Company was in violation of certain financial covenants as of June 30, 2018 and December 31, 2017, which were subsequently waived by the lender.

Outstanding amounts under the Term Loan accrue interest at 2.00% plus the Base Rate, defined as the greater of a) the Federal Funds Rate plus 0.5% (1.92% at December 31, 2018 and 1.16% at December 31, 2017) and b) the Prime Rate (5.0% at December 31, 2018 and 4.5% at December 31, 2017). Interest payments are due on the first day of each month in arrears for interest through the last day of the prior month computed on the basis of a 360- day year. Principal will be repaid in 30 equal installments beginning on February 1, 2018 and continuing on the first day of each month with any remaining principal balance to be repaid on August 29, 2020.

Outstanding amounts under the Revolver also accrue interest at 2.0% per annum plus the Base Rate. Outstanding amounts under the Revolver are subject to a collateral monitoring fee of $1,750 each month and the unused portion of the Revolver is subject to a fee of 0.25% per month.

$1,000,000 of the Term Loan was advanced on August 29, 2017. The Revolver expired prior to any funds being drawn.

In connection with the Credit Facility, the Company granted the bank detachable ten-year warrants to purchase 357 shares of the Company’s Series B Preferred Stock for $84.00 per share. At the issuance date, the Company valued the warrant using the Black-Scholes valuation model with the following inputs: stock price of $84.00 per share, risk-free interest rate of 2.69%, dividends of zero percent, and volatility of 40%. The fair value of the warrant at the date of issuance was approximately $17,000, resulting in a discount to the Credit Facility.

The Company incurred approximately $73,000 of fees and costs, including the initial fair value of the Series B warrant, associated with Credit Facility. The portion allocable to the Revolver is recognized as deferred debt costs, classified in other assets, and amortized to general and administrative expenses ratably over the term of the Revolver. The portion allocable to the Term Loan is recognized as a debt discount to the Term Loan and amortized to interest expense through maturity of the Term Loan. Amortization of the debt discount associated with the Term Loan was approximately $9,100 and $4,100 for the years ended December 31, 2018 and 2017, respectively, and was included in interest expense in the accompanying consolidated statements of operations. Amortization of deferred revolving loan costs was approximately $24,000 and $12,400 for the years ended December 31, 2018 and 2017, respectively, and was included in general and administrative expenses in the accompanying consolidated statements of operations.

The Term Loan, including all applicable interest, was paid in full on October 2, 2018.

Subordinated Notes Payable

On August 8, 2018, the Company executed a note purchase agreement (“Note”) with a lender in the aggregate original principal amount of up to $5,000,000. The Note bears interest at a rate of 6% per annum. The outstanding principal amount, together with any then unpaid and accrued interest and other amounts payable under the Note, shall be due and payable on the earliest to occur of (i) August 8, 2019; (ii) when, upon the occurrence and during the continuance of an event of default, such amounts are declared due and payable or made automatically due and payable, in each case, in accordance with the terms of this Note; (iii) the sale by the Company of shares of its Series C preferred stock or any other series of preferred stock senior to the Series B preferred stock of the Company to any one or more persons other than specified parties in an aggregate amount exceeding $10,000,000; and (iv) a change in control of the Company.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

In connection with the Note, the Company issued the lender a ten-year warrant to purchase 6,500 shares of the Company’s common stock at an exercise price of $0.01 per share. Given the nominal exercise price of the warrant, the estimated fair value of the warrant at the issuance date is based entirely on the fair value of the Company’s common stock, which was estimated to be approximately $70 per share, resulting in a discount to the Note. The lender exercised the warrant on August 23, 2018.

The Company incurred approximately $486,000 of fees and costs, including the initial fair value of the warrant, associated with Note and recognized such amount as a debt discount to the Note. Amortization of the debt discount associated with the Term Loan was approximately $185,300 for the year ended December 31, 2018, and was included in interest expense in the accompanying consolidated statements of operations.

On October 1, 2018, the Company and the lender amended the Note to provide for the Company’s ability to borrow, repay and re-borrow under the Note, provided that the Company repays all current amounts outstanding under the Note as of October 1, 2018. The amendment changed the nature of the Note from a term loan to a revolving loan, which allows the Company to re-borrow any amounts advanced that were repaid. There was no outstanding balance as of December 31, 2018.

Convertible Notes Payable

The Company issued convertible subordinated promissory notes in January 2018, March 2018, and April 2018 for total cash proceeds of $1,000,000, $2,015,000 and $985,000, respectively. The promissory notes accrue interest on the unpaid principal balance at a rate equal to 8% per annum. The maturity date of the principal and any accrued interest is to be the earlier of December 31, 2018, the date the Company sells $5,000,000 of preferred stock (“Qualified Financing”), or upon the occurrence of an event of default. At the time of a Qualified Financing, the promissory notes will automatically convert at an amount equal to 75% of the cash share prices paid by the other purchasers of the preferred stock. That is, the convertible subordinated promissory notes were to be settled, upon a Qualified Financing, by providing the holder with a variable number of shares with an aggregate fair value determined by reference to the outstanding principal and accrued interest. As a Qualified Financing was the expected settlement method, the convertible promissory notes were recognized as share settled debt and measured at fair value, with changes in fair value recognized in the consolidated statements of operations. The Company elected to record accrued interest and interest expense based on the coupon rate of the convertible subordinated promissory notes. The fair value of the convertible subordinated promissory notes was based on the outstanding principal balance and the fair value of the discount applied to the then outstanding principal and accrued interest. Since the convertible subordinated promissory notes did not have a fixed maturity date on which the variable number of units would be issued to settle the debt, any changes in fair value were recognized in the period of change.

For the year ended December 31, 2018, the Company recorded charges of approximately $1,400,000 related to changes in the fair value of the convertible subordinated promissory notes. On September 4, 2018, all outstanding principal and approximately $160,000 in accrued interest under the convertible subordinated promissory notes converted into 22,807 shares of the Company’s Series C preferred stock in connection with a Qualified Financing. The convertible subordinated promissory notes and accrued interest had a fair value of approximately $5,500,000 on the conversion date.

10.	Derivative Liabilities

In connection with the Credit Facility, the Company issued detachable warrants to purchase 357 shares of Series B Preferred Stock for $84.00 per share. Warrants which are exercisable for securities, which are potentially redeemable for cash are to be classified as liabilities of the Company. Given that the Series B Preferred Stock is redeemable, the Company recorded the fair value of the warrants as a liability at their issuance date. This liability is remeasured at each period end at fair value with the change in fair value being recognized in the consolidated statements of operations.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The fair value of the Company’s warrants liability was derived using an option pricing model, calculating the fair market value of the Company’s common stock and the following approximate assumptions: risk free interest rate of 2.4% to 3.09%, dividends of zero percent, and volatility of 38% to 44%. These liabilities are not exchange-traded instruments and no observable inputs exist. These liabilities are valued based on unobservable inputs that reflect the reporting entity’s own assumptions in pricing the liabilities and accordingly classified as level 3 inputs.

In connection with the Note, the Company issued the lender a ten-year warrant to purchase 6,500 shares of the Company’s common stock at an exercise price of $0.01 per share. Given the nominal exercise price of the warrant, the estimated fair value of the warrant at the issuance date is based entirely on the fair value of the Company’s common stock, which was estimated to be approximately $70 per share. The lender exercised the warrant on August 23, 2018.

Series B put options liability: The fair value of the Company’s 1,000 outstanding put options liability was derived from a recent Company appraisal and volatility calculation based upon a guideline public company analysis. The Company itself is not exchange traded and these liabilities are valued based on unobservable inputs that reflect the reporting entity’s own assumptions. The liability is accordingly classified as a level 3 input. The Series B put options liability is included in accrued expenses and other current liabilities in the consolidated balance sheets.

The following table represents the carrying values of financial assets and liabilities that are adjusted on a fair value basis at December 31, 2018 and 2017, which are categorized as follows:

December 31, 2018

	Total	Quoted Prices in Active Markets for identical assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Warrant liability	$86,739	$-	$-	$86,739

December 31, 2017

	Total	Quoted Prices in Active Markets for identical assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Put options liability	$98,808	$-	$-	$98,808
Warrant liability	16,863	-	-	16,863
	$115,671	$-	$-	$115,671

The change in fair value of the put options liability is summarized as follows:

Series B put options liability at January 1, 2017	$-
Issuance of Series B put options	98,808
Series B put options liability at December 31, 2017	98,808
Decrease in fair value included in other (income) expense	(98,808)
Series B put options liability at December 31, 2018	$-

The change in fair value of the warrants liability is summarized as follows:

Warrant liability at January 1, 2017	$-
Issuance of Series B warrants	16,926
Change in fair value included in other (income) expense	(63)
Warrant liability at December 31, 2017	16,863
Change in fair value of Series B warrant liability included in other (income) expense	69,876
Issuance of common stock warrant	453,960
Exercise of common stock warrant	(453,960)
Series B warrant liability at December 31, 2018	$86,739

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

11. Commitment and Contingencies

Operating Leases

The Company has operating lease agreements for office spaces with third parties. Their primary office facility in Chicago, Illinois expires November 2021. The Company is responsible for property taxes, electricity, insurance, and routine maintenance. The lease is secured by a $116,000 letter of credit, included in other assets as of December 31, 2018.

The following is a schedule of future minimum rental payments required under non-cancelable operating leases for the succeeding years ending December 31, 2018:

Amount
2019	$655,452
2020	661,845
2021	458,033
Total	$1,775,330

Total rental expense under the operating leases was $530,967 and $407,285 for the years ended December 31, 2018 and 2017, respectively.

The Company subleases one of their Chicago, Illinois offices to a non-related party under terms expiring on December 31, 2020. Total rental income from the individual tenant was $141,258 and $82,401 for the years ended December 31, 2018 and 2017, respectively.

The following is a schedule by year of future minimum rental payments required under noncancelable operating sub-leases as sub-lessor as of December 31, 2018:

Year	Amount
2019	$146,890
2020	149,868
Total	$296,758

Capital Leases

The Company has various capital leases that expire at various dates through January 2023. Leased property under capital leases at December 31, 2018 and 2017 of $658,439 and $630,687, respectively, are included in property and equipment. Depreciation expense on capital leases was $184,414 and $156,307 for the years ended December 31, 2018 and 2017, respectively.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

At December 31, 2018, the future minimum lease payments under capital leases for the succeeding years ended December 31, 2018 are presented as follows:

2019	$227,150
2020	175,274
2021	140,400
2022	33,290
2023	666
Total minimum lease payments	576,780
Less: amount representing interest,
maintenance, and warranties	(170,387)
Present value of minimum lease payments	406,393
Less: current portion	(138,531)
Non current portion	$267,862

On October 8, 2018, the Company entered into two additional capital lease agreements. Lease payments will begin when equipment is received, which is estimated to be in March 2019. Leases will expire 3 years after the commencement date. Over this 3 year period, the Company will incur approximately $295,000 in expenses related to interest, maintenance and warranties. The leases can be prepaid at any time at no cost to the Company. The future minimum lease payments under capital leases for the three months ended December 31, 2018 and the succeeding years ended December 31, 2018 are estimated as follows:

2019	$519,242
2020	623,090
2021	623,090
2022	103,848
Total minimum lease payments	$1,869,270

Litigation

The Company is party to a dispute and legal actions which arose in the ordinary course of business. While the Company believes it has meritorious defenses against the suit, there is a reasonable possibility that the ultimate resolution of this matter could result in a negative outcome for the Company. Given the early stages of the litigation, the range of potential loss is inestimable. Therefore no additional disclosure or accrual is required.

12.	Temporary Equity

Series A Preferred Stock - As of December 31, 2018 and 2017, the Company was authorized to issue up to 66,337 and 70,000 shares of Series A Preferred Stock (“Series A”). The Company had 66,337 shares of $0.00001 par value, Series A Preferred Stock issued and outstanding at December 31, 2018 and 2017. Series A Preferred Stock was issued at $60.75 per share. As of December 31, 2018, the liquidation value of Series A Preferred Stock was approximately $4,850,000.

Series B Preferred Stock - As of December 31, 2018 and 2017, the Company was authorized to issue up to 108,736 and 111,000 shares of Series B Preferred Stock (“Series B”). The Company had 108,379 shares of $0.00001 par value, Series B preferred stock issued and outstanding at December 31, 2018 and 2017. Series B Preferred Stock was issued at $84.00 per share. As of December 31, 2018, the liquidation value of Series B Preferred Stock was approximately $10,650,000.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Series C Preferred Stock - As of December 31, 2018 and 2017, the Company was authorized to issue up to 70,000 and 0 shares of Series C Preferred Stock (“Series C”). The Company had 66,829 and 0 shares of $0.00001 par value, Series C preferred stock issued and outstanding at December 31, 2018 and 2017. Series C Preferred Stock was issued at $243.0734 per share. As of December 31, 2018, the liquidation value of Series C Preferred Stock was approximately $15,870,000.

Each of the Series A, Series B, and Series C preferred stock (collectively, the “Series Preferred Stock”) is conditionally puttable by the holders upon a “deemed liquidation event,” which includes a merger, consolidation, reorganization or recapitalization in which a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such transaction, or a sale of substantially all of the Company’s assets. A “deemed liquidation event” is not solely within the control of the Company given the holders of the Series Preferred Stock on the Company’s board of directors. As such, the Series Preferred Stock is classified as temporary equity. Any discount to liquidation preference of the Series Preferred Stock is not being accreted as a deemed dividend, as it is not currently probable that the Series Preferred Stock will become redeemable.

The principal terms of the preferred stock are as follows:

Ranking: The Series B and C are senior to the Series A Preferred Stock. All Preferred Stock is senior to the Common Stock. All series of Preferred Stock and the common stock have voting rights.

Dividends: All series of Preferred Stock carry a cumulative annual dividend of 8 percent. The holders of outstanding shares of preferred stock will receive dividends, when, as and if declared by the Company’s Board of Directors. The right to receive dividends on shares of all series of preferred stock is cumulative and the dividends accrue to holders of all series of preferred stock whether or not dividends are declared or paid in a calendar year. Undeclared dividends in arrears associated with the Series A Preferred Stock aggregated approximately $815,000 and $493,000 at December 31, 2018 and December 31, 2017, respectively. Undeclared dividends in arrears associated with the Series B Preferred Stock aggregated approximately $1,696,000 and $968,000 at December 31, 2018 and December 31, 2017, respectively. Undeclared dividends in arrears associated with the Series C Preferred Stock aggregated approximately $371,000 at December 31, 2018. In the event of arrearages of preferred dividends, common stock dividends can only be declared with the consent of a majority of the preferred stockholders. In the event the Company shall declare a dividend on its Common Stock, all Series of Preferred stockholders shall share proportionately in the dividend distribution, based upon the number of shares of Common Stock into which the respective shares of Series of Preferred Stock are convertible as of the record date.

Liquidation Preference: In the event of any Liquidation Event, as defined, after payment of the debts and other liabilities of the Company, the holders of the Series B and C Preferred Stock shall be entitled to receive, prior to any distribution to holders of Series A Preferred Stock, a cash amount per share equal to their original issue price plus accrued dividends. Then, the holders of the Series A shall be entitled to receive, prior to any distributions to holders of Common Stock, a cash amount per share equal to their original issue price plus accrued dividends. Once all Series of Preferred Stock liquidation preference and accrued dividends have been paid, the remaining assets of the Company available for distribution to the stockholders will be distributed among the holders of common stock pro rata based on the number of shares of common stock held by each such holder.

Optional conversion: Each share of Preferred Stock is convertible into common stock, at the option of the holder, at any time after the date of issuance, into such number of shares of common stock as is determined by dividing the original issue price by the conversion price. The initial conversion price is the original issue price however the conversion price may be adjusted for certain dilutive issuances, splits and combinations, as defined in the Company’s amended certificate of incorporation. In the event of the Company issuing additional shares of common stock for no consideration or for a consideration per share less than the applicable conversion price, the conversion price will be reduced concurrently with the issue to a price determined in accordance with a certain formula.

Automatic conversion: All outstanding shares of the Series A, B and C Preferred Stock will automatically be converted into shares of common stock upon either (a) the closing of the sale of shares of common stock to the public at a price of at least $243.00 per share of common stock (subject to applicable adjustment), in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securitas Act of 1933, as amended, resulting in at least $30,000,000 of net proceeds to the Company, and which common stock shall have be listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market; or (b) the date and time, or the occurrence of an event, specified by vote or written consent of the requisite preferred holders.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

13.	Stockholders’ Equity

Common Stock: The Company is authorized to issue up to 400,000 and 290,550 shares of common stock, par value $0.00001 per share, as of December 31, 2018 and 2017, respectively. The Company had 82,202 and 73,499 shares of Common Stock issued and outstanding at December 31, 2018 and 2017, respectively.

14.	Stock Based Compensation

Options

The 2016 Equity Incentive Plan (the “2016 Plan”) provides for the issuance of incentive and non-statutory options to employees and non-employees of the Company. Pursuant to the 2016 Plan, the Company may issue options to purchase up to 115,442 and 103,854 shares of Common Stock of the Company at a stated price for a specified period of time as of December 31, 2018 and 2017, respectively. Options available to issue under the plan are 8,401 and 6,957 at December 31, 2018 and 2017, respectively.

Option awards are generally granted with an exercise price equal to the fair market value of the Common Stock at the date of grant.

Options Valuation

The fair value of each option award is determined at the date of grant using the Black-Scholes valuation model which utilizes the assumptions in the table below. The expected life of the options was based on a simplified calculation which considers the vesting term and 10-year contractual lives of the options awarded. The risk-free interest rate reflects the U.S. Treasury yield curve for a similar expected life instruments in effect at the time of grant. The assumptions utilized are as follows:

	Year ended December 31, 2017	Year ended December 31, 2018
Expected dividend yield	0.00%	0.00%
Expected stock-price volatility	77.36% - 85.95%	83.50% - 89.27%
Risk-free interest rate	1.76% - 2.34%	2.20% - 2.94%
Expected term of options	6.18	6.18
Stock price at date of grant	$8.09 - $13.06	$13.06 - $300.87

The Company recognized $451,909 and $167,891 of stock based compensation expense for the years ended December 31, 2018 and 2017, respectively.

Share-based compensation expense is recognized in the consolidated statements of operations based on awards ultimately expected to vest and may be reduced for estimated forfeitures. Forfeitures were estimated based on the Company’s historical experience.

Options generally vest over four years and have a contractual life of 10 years. At the sole discretion of the Company, the option awards provide for accelerated vesting if there is a change in control as described in the 2016 Plan.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

The following table is a summary of the Company’s stock options activity for the years ended December 31, 2018 and the 2017:

		Weighted		Weighted Average
		Average		Remaining
		Exercise Price	Aggregate	Contractual
	Options	Per Share	Intrinsic Value	Life (in years)
Outstanding at December 31, 2016	17,260	$8.09	$-	9.83
Granted	23,337	11.38	39,263	8.85
Exercised/ Expired/ Forfeited	(7,677)	8.09	-	-
Outstanding at December 31, 2017	32,920	10.42	86,891	9.33
Granted	22,620	13.06	6,510,262	9.20
Exercised/ Expired/ Forfeited	(14,938)	11.34	4,324,956	-
Outstanding at December 31, 2018	40,602	11.55	11,746,902	8.91
Exercisable at December 31, 2018	13,818	$9.73	$4,022,976	8.19

As of December 31, 2018, there was approximately $903,000 in total unrecognized compensation cost associated with non-vested share-based compensation arrangements. This cost is expected to be recognized over a weighted average period of 1.1 years.

Restricted Stock Awards

The 2016 Plan provides for the issuance of RSAs to employees and non-employees. RSAs generally vest over four years. A summary of information related to RSA activity during the year ended December 31, 2018 and 2017 is as follows:

		Weighted Average	Total
	Number of	Grant Date	Grant Date
	shares	Fair Value	Fair Value
Unvested balance at December 31, 2016	25,287	$8.09	$204,572
Granted	5,865	8.09	47,448
Vested	(8,782)	8.09	(71,046)
Repurchased	(7,050)	8.09	(57,035)
Unvested balance at December 31, 2017	15,320	8.09	123,939
Granted	1,750	-	-
Vested	(7,469)	8.83	(65,961)
Repurchased	(2,167)	8.09	(17,531)
Unvested balance at December 31, 2018	7,434	$8.52	$40,447

15.	Income Taxes

The Company’s effective tax rate varies from the statutory rate primarily as a result of permanent items, state income taxes, and a full valuation allowance against the Company’s net deferred tax assets. The significant increase in the effective tax rate was due primarily to the impact of the Tax Cuts and Jobs Act (“TCJA”), which was signed into law on December 22, 2017, resulting in a corporate rate reduction from 34% to 21%, resulting in a significant revaluation of the net deferred tax assets, before application of the full valuation allowance, of $1,518,086 deferred tax expense.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Deferred taxes consist of the following components as of December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017
Deferred income tax assets:
Net operating loss carryforwards	$5,997,641	$3,085,873
Deferred rent	24,758	28,034
Amortization of intangibles	212,650	224,062
Incentive stock options	153,404	139,314
Legal fees relating to GTY acquisition	346,685	-
Tax credits	9,451	9,451
Total deferred income tax assets	6,744,588	3,486,734

Deferred income tax assets liabilities:
Depreciation fixed assets	111,218	(95,785)
Prepaids	(31,503)	(9,011)
Intangible assets from the stock acquisition of DOBT	(107,707)	(132,937)
Total deferred income tax liabilities	(27,992)	(237,733)

Net deferred income tax assets	6,136,657	3,249,001
Valuation allowance	(6,136,657)	(3,249,001)
Deferred income tax assets, net of allowance	$-	$-

	For the year ended	For the year ended
	December 31, 2018	December 31, 2017
Statutory Federal income tax rate	(21.0)%	(34.0)%
State taxes, net of federal tax benefit	(7.5)%	(5.1)%
Federal tax rate change	-%	11.9%
State rate change	-%	(1.2)%
Legal fees relating to GTY acquisition	2.7%	-%
Stock-based compensation expense	0.9%	0.1%
Other items	3.7%	0.4%
Change in valuation allowance	21.2%	27.9%
Income taxes provision (benefit)	-%	-%

As of December 31, 2018, the Company has not recorded any reserve related to uncertain tax positions. There were no interest and penalty amounts included in the uncertain tax positions as of December 31, 2018. The Company does not expect any changes in its uncertain tax positions during the next 12 months that will have a significant impact on the Company’s consolidated financial position or results of operations. Tax years 2014 - 2017 for Federal tax and 2014 - 2017 for state and foreign tax remain open to statute.

At December 31, 2018, the Company has approximately $20,000,000 of U.S. Federal net operating loss and state net operating loss carryforwards, which begin to expire in 2033. The federal net operating loss generated during the period ended December 31, 2018 of approximately $9,000,000 can be carried forward indefinitely. However, the deduction for net operating losses incurred in tax years beginning after January 1, 2018 is limited to 80% of annual taxable income.

CITYBASE INC. AND SUBSIDIARY

Notes to Consolidated Financial Statements

Realization of the deferred tax assets is dependent on generating sufficient taxable income prior to expiration of the loss and credit carryforwards. The Company has recorded a valuation allowance against the deferred tax assets because management believes that based upon the available objective evidence, it is more likely than not that these assets will not be completely realized. The amount of deferred tax assets considered realizable, however, could be increased or reduced in the near term if estimates of future taxable income during the carryforward period are changed.

16.	Subsequent Events

On February 19, 2019, the Company was acquired by GTY Technology Holdings Inc. The Agreement and Plan of Merger with CityBase, GTY Technology Holdings Inc, GTY CB Merger Sub, Inc. and Shareholder Representative Services LLC which, among other things, provided for the merger of CityBase Merger Sub with and into CityBase, with CityBase surviving the merger as a direct, wholly-owned subsidiary of GTY Technology Holdings Inc. Under the CityBase Agreement, at Closing, GTY Technology Holdings Inc acquired CityBase for aggregate consideration of approximately $63.0 million in cash and 3,034,546 shares of GTY Technology Holdings Inc common stock (valued at $10.00 per share). Each CityBase Holder may elect to have their shares subject to transfer restrictions for up to one year or to have their shares subject to redemption at the GTY Technology Holdings Inc’s option for a promissory note in an amount equal to $10.00 per share redeemed, which note would bear interest at a rate of 8% per annum in the first year after issuance and 10.0% per annum thereafter (subject to an increase of 1% for each additional 6 months that has elapsed without full payment of such note(s)) (which option must be exercised within 90 days after the Closing). Prior to the consummation of the Business Combination, the CityBase Holders agreed to purchase 380,937 Class A Ordinary Shares of GTY Cayman with the proceeds they would have otherwise received from the closing of the CityBase Transaction, which resulted in an approximate $3.8 million reduction to the amount of cash payable to the CityBase Holders. In addition, approximately $2.1 million in cash and 1,000,000 shares of GTY Technology Holdings Inc common stock were deposited into escrow for a period of up to one year to cover certain indemnification obligations of the CityBase Holders.

On February 19, 2019, in connection with the acquisition, all principal and accrued interest from related party receivables (See Note 8) were repaid.

On February 19, 2019, in connection with the acquisition, the subordinated note payable (See Note 9) was canceled.

On February 19, 2019, in connection with the acquisition, the Company terminated the 2016 Plan (See Note 14). Also, in connection with the acquisition an incremental 29,774 options and 8,300 RSAs were vested ahead of their vesting schedule. In addition, the Company paid approximately $1,700,000 in transaction bonuses to employees, non-employees and a board member.

The Company has evaluated subsequent events through March 18, 2019, the date that the consolidated financial statements were approved to be issued, for events requiring recording or disclosure in the Company’s consolidated financial statements. Other than the items noted above, the Company believes that no additional subsequent events have occurred through March 18, 2019, which would require recognition or disclosure.

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